Exhibit 99.1

Vaughan Foods, Inc. Announces Closing and Consummation of $3 Million Financing

MOORE, Okla., March 18, 2009 -- Vaughan Foods, Inc. (Nasdaq – FOOD), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced that it has closed on a new revolving line of credit of $3.0 million with Peninsula Bank Business Funding, a division of The Private Bank of the Peninsula of Palo Alto, California. $1.0 million of the proceeds of the facility will be used to retire Vaughan’s former revolving credit facility with International Bank of Commerce.

According to the Company's Chairman, and Chief Executive Officer, Herb Grimes, “The strength of our asset base allowed us to refinance our revolver amidst an extremely challenging credit environment. We are very appreciative of the job done by Peninsula Bank Business Funding to provide this facility at a time when most other lenders are generally unwilling or unable to provide any financing to even the most creditworthy companies.”

“Seasoned senior management, a sound underlying business model and solid sales growth were key considerations in our decision to work with Vaughan Foods in establishing a new revolving line of credit,” said Mike Hansen, Executive Vice President of Peninsula Bank Business Funding.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.

About Peninsula Bank Business Funding and The Private Bank Of The Peninsula

Peninsula Bank Business Funding ("PBBF"), a division of The Private Bank of the Peninsula, provides asset based lending products to emerging growth and venture backed companies throughout the country.

The Private Bank of the Peninsula (OTC: PBKH) is headquartered in Palo Alto, California.  The Private Bank focuses on the banking needs of businesses, entrepreneurs and business leaders, non-profit organizations and individuals within the communities that it serves.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management's assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company's Form 10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com